Exhibit 5.1

Paris, January 13, 2026

TotalEnergies SE

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

TotalEnergies Capital USA, LLC

1201 Louisiana Street

Suite 1800

Houston, Texas 77002

United States of America

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,500,000,000 principal amount of 4.248% notes due 2031 (the “2031 Notes”), $1,250,000,000 principal amount of 4.569% notes due 2033 (the “2033 Notes”) and $750,000,000 principal amount of 4.857% notes due 2036 (the “2036 Notes”, and together with the 2031 Notes and the 2033 Notes, the “Notes”) of TotalEnergies Capital USA, LLC, a limited liability company organized under the laws of the State of Delaware (“TotalEnergies Capital”) and the related guarantees of the Notes (the “Guarantees”) by TotalEnergies SE, a société européenne organized under the laws of the Republic of France (“TotalEnergies”), I, as Legal Director, Project & Corporate Finance of TotalEnergies, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Notes are being issued under the indenture dated as of January 13, 2026 (the “Indenture”), between TotalEnergies Capital, TotalEnergies and The Bank of New York Mellon, acting through its London Branch, as trustee.

Upon the basis of such examination, I advise you that, in my opinion:

1.	TotalEnergies is a société européenne duly incorporated and validly existing under the laws of the Republic of France;

2.	the Indenture has been duly authorized and validly executed by TotalEnergies in accordance with a valid resolution of the board of directors of TotalEnergies; and

3.	the Guarantees have been duly authorized and validly executed by TotalEnergies in accordance with a valid resolution of the board of directors of TotalEnergies.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon my New York opinion dated the date hereof, which opinion is being delivered to you separately.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Matthew Clayton

Matthew Clayton Legal Director, Project & Corporate Finance of TotalEnergies